Exhibit 99.2

MEMBER NEWS (via Email)

DATE:	October 28, 2013
RE:    Seattle Bank’s Third Quarter 2013 Unaudited Preliminary Financial Highlights and Dividend Announcement
Dear Seattle Bank Members,
Today, the Federal Home Loan Bank of Seattle (Seattle Bank) issued a press release (http://www.fhlbsea.com/OurCompany/News/NewsReleases/2013/20131028.aspx) announcing third quarter 2013 unaudited preliminary financial highlights for the three and nine months ended September 30, 2013, reporting $20.9 million and $47.2 million of net income, compared to $13.8 million and $49.6 million for the same periods in 2012.
In addition to our second quarter earnings, we are extremely pleased to announce that, based on our third quarter 2013 financial results, our Board of Directors has declared a $0.025 per share cash dividend, to be paid on October 30, 2013. The dividend, totaling $678,000, will be paid based on average Class A and Class B stock outstanding during the third quarter of 2013.
As members of the Seattle Bank cooperative, you are cordially invited to participate in our Third Quarter 2013 Earnings Call at 1:00 p.m. Pacific Time on Thursday, November 14, 2013. The event will include a formal presentation followed by a question-and-answer period. You may submit questions during the event or in advance with your registration form. Please note that you will need your docket number to register for this event. Register online (http://www.fhlbsea.com/Events?id=1317).
We appreciate your support of the Seattle Bank cooperative and encourage your continued use of our products and services. As your financial cooperative, our mission is to provide you with liquidity and funding to enhance the success of your businesses and the communities you serve. We invite you to contact us at any time with your questions regarding our financial results or our products and services.
Sincerely,
Michael L. Wilson
President and Chief Executive Officer